Exhibit 10.2

LOAN AGREEMENT

This LOAN AGREEMENT dated as of August 22, 2013, between MORGAN’S FOODS, INC., an Ohio corporation (the “Borrower”), and THE HUNTINGTON NATIONAL BANK, a national banking association (the “Bank”). The parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.             Definitions.

1.1.          Capitalized Terms. For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

“Accounts” shall have the meaning set forth in the Security Agreements.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or warrants to purchase such securities (whether or not currently exercisable) or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation, (b) Borrower and its Subsidiaries shall not be Affiliates of each other and (c) Bank shall not be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” means this Loan Agreement, as amended, supplemented or otherwise modified and in effect from time to time.

“Amortization Schedule” means the Amortization Schedule attached hereto as an exhibit to the Term Note.

“Applicable Margin” means 425 basis points.

“Banking Day” means any day other than a Saturday or a Sunday on which banks are open for business in Columbus, Ohio, and on which banks in London, England, settle payments.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor statute.

“Borrower’s Certificate” means Borrower’s Certificate between Borrower and Bank dated as of the date hereof of the rights relating to the Owned Real Property and Ground Leased Real Property, as amended, supplemented or otherwise modified and in effect from time to time.

“Capital Expenditures” means, as to any Person, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by such Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within two hundred seventy (270) days from the date of acquisition thereof; (b) commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and, at the time of acquisition, rated A-1 or better by Moody’s Investors Service, Inc.; (c) deposits maturing on demand or certificates of deposit or bankers’ acceptances maturing on demand or within two hundred seventy (270) days from the date of acquisition thereof issued by Bank or any other commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having a combined capital, surplus and undivided profits of at least Two Hundred Fifty Million Dollars ($250,000,000.00); and (d) repurchase obligations issued by Bank or any other bank described in clause (c) above with respect to obligations described in clause (a) above.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 as amended from time to time, or any successor statute.

“Collateral” means collectively (a) the “Collateral’ as defined in the Security Agreements, (b) the “Mortgaged Property’ as defined in the Open-End Mortgages, and (c) the "Mortgaged Property" as defined in the Leasehold Mortgages.

“Company Equity” means the authorized shares of capital stock of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control Agreement” means the Control Agreement between Borrower and Bank dated as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time which secures the Controlled Deposit Account.

“Controlled Deposit Account” means account number 01662444896 at Bank, owned by Borrower but subject to the Control Agreement.

“Covenant Compliance Certificate” means a certificate, in substantially the form of Exhibit 6.1.1 attached hereto, that sets forth Borrower’s calculation of the financial covenants set forth in Section 6 hereof.

“Credit Documents” means, collectively, this Agreement, the Notes, the Guaranties, and the Security Documents.

“Credit Extension” means a borrowing of a Loan hereunder.

“Debt” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (including, without limitation, obligations under agreements not to compete) other than trade accounts payable and accrued liabilities arising out of the ordinary course of business which are not overdue by more than ninety (90) days or which are being contested in good faith; (c) all Capital Lease Obligations of such Person; (d) all obligations of others of the kind described in clauses (a), (b) or (c) hereof secured by a Lien on any asset or revenues of such Person or a Subsidiary of such Person, whether or not such obligation is assumed by such Person or the Subsidiary of such Person; (e) all obligations of others of the kind described in clauses (a), (b) or (c) hereof to the extent directly or indirectly Guaranteed by such Person or a Subsidiary of such Person or in respect of which such Person or a Subsidiary of such Person is contingently or otherwise liable; (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances or similar instruments, and (g) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Bank arising under or in connection with Rate Management Transactions.

“Default” means any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both.

“Dollars” and “$” means dollars in lawful money of the United States of America.

“Environmental Indemnity Agreements” means the Environmental Indemnity Agreements between Borrower, the Guarantors and Bank dated as of the date hereof related to the Owned Real Property and Ground Leased Real Property, as amended, supplemented or otherwise modified and in effect from time to time.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or Governmental restrictions relating to the environment or the release of any materials into the environment.

“Equipment” has the meaning set forth in the Security Agreements.

“Equity Rights” means subscriptions, options, warrants, calls, rights (including, without limitation, preemptive rights) or other agreements or commitments of any nature relating to any equity of Borrower, including without limitation, the Company Equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

“Event of Default” has the meaning set forth in Section 7 hereof.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Franchise Agreements” means collectively the franchise agreements identified on Schedule 5.21 hereto, as the same may be amended, modified or supplemented from time to time.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.2.1 hereof, are to be used in making the calculations for purposes of determining compliance with the provisions of this Agreement.

“Government” means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or political entity).

“Ground Leased Real Property” means the real property leased by either Borrower or a Guarantor located at the addresses listed on Schedule 1.1A.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, Debt, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtors obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranties” means collectively the Unconditional Continuing Guaranties issued by the Guarantors for the benefit of Bank, each dated as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time.

“Guarantor” means one of the Guarantors.

“Guarantors” means collectively Morgan’s Tacos of Pennsylvania, Inc., a Pennsylvania corporation, Morgan’s Restaurants of Ohio, Inc., an Ohio corporation, Morgan’s Restaurants of Pennsylvania, Inc., a Pennsylvania corporation, Morgan’s Restaurants of West Virginia, Inc., a West Virginia corporation, Morgan’s Foods of Missouri, Inc., a Missouri corporation, and Morgan’s Restaurants of New York, Inc., a New York corporation.

“Guaranty” means individually one of the Guaranties.

“Interest Expense” means, for any period, the sum of the following for Borrower (determined in accordance with GAAP): (a) the aggregate amount of interest paid in cash or accrued as a liability on Debt during such period (including, without limitation, imputed interest on Capital Lease Obligations, but excluding (i) amortization of debt discount and expense, and (ii) any interest paid in kind, added to the principal amount of the related Debt or otherwise capitalized during such period); plus (b) fees or commissions payable during such period in respect of any letters of credit or similar instruments minus (d) the net amount payable to Borrower pursuant to Rate Management Transactions accruing during such period.

“Interest Payment Dates” means the tenth calendar day of each month, provided, that, if such date shall be a day that is not a Banking Day, the due date shall be extended to the next succeeding Banking Day.

“Inventory” has the meaning set forth in the Security Agreements.

“Investment” in any Person means: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or other extension of credit having a term not exceeding ninety (90) days representing the purchase price of Inventory or supplies purchased in the ordinary course of business) or Guarantee of, or other contingent obligation with respect to, Debt or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Land and Building Real Property” means the real property leased by either Borrower or a Guarantor located at the addresses listed on Schedule 1.1D.

“Leasehold Mortgage” means the Open-End (Leasehold) Mortgage, Assignment of Leases and Rents, and Security Agreements between either Borrower or a Guarantor and Bank, as mortgagee, executed as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time, which encumbers the Ground Leased Real Property as security for the repayment of the Loans.

“Lessor Consent and Estoppel” means the Lessor Consent and Estoppels executed by each respective landlord for the benefit of Bank regarding the Ground Leased Real Property, each dated as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time.

“LIBOR Interest Period” means, with respect to any LIBOR Loan, one (1) month, provided that: (1) if any LIBOR Interest Period would otherwise expire on a day which is not a Banking Day, the LIBOR Interest Period shall be extended to the next succeeding Banking Day (provided, however, that if such next succeeding Banking Day occurs in the following calendar month, then the LIBOR Interest Period shall expire on the immediately preceding Banking Day).

“LIBOR Interest Rate” means the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related LIBOR Interest Period, as determined by Bank in its discretion based upon reference to information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Bank, such other reasonably comparable money rate service as Bank may select) or upon information obtained from any other reasonable procedure, as of two (2) Banking Days prior to the first day of a LIBOR Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all LIBOR Reserve Requirements. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to Borrower on the first day of each LIBOR Interest Period (the “Index”). The Index is not necessarily the lowest rate charged by Bank on its loans. If the Index becomes unavailable during the term of these loans, Bank may designate a substitute reasonably comparable index after notice to Borrower. Bank will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each month (the “rate change event”). Borrower understands that Bank may make loans based on other rates as well. Under no circumstances will the interest rate on the Notes be more than the maximum rate allowed by applicable law.

“LIBOR Loan” means a Loan to be made by Bank which bears interest at rates based upon the LIBOR Interest Rate.

“LIBOR Reserve Requirement” means, for any Interest Period for any LIBOR Loan, the then applicable actual percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to “Eurocurrency liabilities” as presently defined in Regulation D.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Lien Waiver” means one of the Lien Waivers.

“Lien Waivers” means collectively the Landlord Lien Waiver, Access Agreement and Consents executed by each respective landlord for the benefit of Bank regarding the Land and Building Real Property, each dated as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time.

“Loan Commitments” means the (a) Term Loan Commitment and (b) Time Loan Commitment.

“Loans” means the (a) Term Loan and (b) Time Loan, each made pursuant to the terms of the Credit Documents.

“London Banking Days” means days on which dealings are carried out in the London Interbank Market.

“Margin Stock” means securities which are “margin stock” as defined in Regulation U.

“Maturity Date” means (a) August 10, 2016 for the Term Loan and (b) February 10, 2015 for the Time Loan.

“Morgan’s Restaurant Properties” means Morgan’s Restaurant Properties, Inc., an Ohio corporation.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negative Pledge Liens” means, collectively, (a) the Affidavit of Facts Relating to Title executed by Morgan’s Restaurants of Pennsylvania, Inc., for the benefit of Bank regarding Store No. 056 of Real Property to be Sold, (b) the Affidavit of Facts Relating to Title executed by Morgan’s Restaurants of New York, Inc., for the benefit of Bank regarding Store No. 090 of Real Property to be Sold, and (c) the Agreement regarding Real Property executed by Morgan’s Restaurants of Missouri, Inc., for the benefit of Bank regarding Store No. 331 of Real Property to be Sold, each dated as of the date hereof and each to be recorded in the real property records of the County where the real estate is located, as amended, supplemented or otherwise modified and in effect from time to time.

“Net Proceeds” means, with respect to any receipt of insurance proceeds or proceeds from the sale, lease, assignment, transfer or other disposition of any asset or assets by Borrower, the excess, if any, of: (a) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (b) the sum of (i) reasonable fees and out-of-pocket expenses incurred, and taxes paid (or reasonably estimated to be payable), in connection therewith and (ii) contractually required repayments of Debt to the extent secured by a Lien on such asset or assets.

“Notes” means (a) the Term Note and (b) the Time Note, each as amended, supplemented or otherwise modified and in effect from time to time.

“Open-End Mortgages” means the Open-End Mortgage, Assignment of Leases and Rents, and Security Agreements, each between either Borrower or a Guarantor and Bank, as mortgagee, executed as of the date hereof, as amended, supplemented or otherwise modified and in effect from time to time, which encumbers the Owned Real Property as security for the repayment of the Loans.

“Owned Real Property” means the real property each owned in fee simple by Borrower or a Guarantor as listed on Schedule 1.1B.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” has the meaning set forth in Section 6.6.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government.

“Plan” means, at any time, an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate which is covered by Title IV of ERISA or subject to funding standards under Section 412 of the Code other than a Multiemployer Plan.

“Post-Default Rate” means, in respect of any principal of any Loan or any other amount payable by Borrower under any Credit Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate equal to three hundred (300) basis points in excess of the LIBOR Interest Rate.

“Prime Commercial Rate” means the rate established by Bank from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Bank’s most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby based upon the Prime Commercial Rate shall change automatically without notice to Borrower immediately with each change in the Prime Commercial Rate.

“Principal Payment Dates” means the tenth calendar day of each month, provided, that, if such date shall be a day that is not a Banking Day, the due date shall be extended to the next succeeding Banking Day.

“Rate Management Agreement”“ means any Rate Management Transaction and any other agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars, and forwards) including without limitation any ISDA Master Agreement between the Companies and Bank, or any of its affiliates, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of the Companies to Bank, or any of affiliate of Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Companies, Bank, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property for Sale” means the real property each owned in fee simple by Borrower or a Guarantor as listed on Schedule 1.1C.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as amended from time to time.

“Remodel Agreement” means that certain Remodel Agreement dated December 9, 2011 between KFC Corporation, Borrower, Morgan Restaurants of Pennsylvania, Inc., Morgan Restaurants of Ohio, Inc., Morgan Restaurants of West Virginia, Inc., Morgan Foods of Missouri, Inc. and Morgan Restaurants of New York, Inc., as the same is amended, modified or supplemented from time to time.

“Restricted Payment” is defined in Section 6.9.

“Secured Obligations” means (a) the principal of and interest on the Loans made by Bank to Borrower, and the Notes held by Bank, and all other amounts from time to time owing to Bank (or such other holder of any of the Secured Obligations from time to time) by Borrower under or in respect of the Credit Documents, (b) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Bank and (c) any and all obligations contingent or otherwise, whether now existing or hereafter arising of Borrower to Bank arising under or in connection with the Rate Management Transactions, excluding Excluded Swap Obligations by Borrower hereunder.

“Security Agreement” means individually one of the Security Agreements.

“Security Agreements” means collectively the Security Agreements between (a) Borrower and Bank, and (b) each Guarantor and Bank, all of even date herewith and as any may be amended, supplemented or otherwise modified and in effect from time to time.

“Security Documents” means, collectively, the Control Agreement, the Security Agreements, all UCC financing statements required to be filed with respect to the Liens created thereby, the Environmental Indemnity Agreements, Borrower’s Certificates, the Lessor Consents and Estoppel, the Leasehold Mortgages, the Open-End Mortgages, each dated as of the date hereof, and as amended, supplemented or otherwise modified and in effect from time to time.

“Senior Officer” means, in respect of Borrower and each Guarantor, the Chief Executive Officer, President, Vice President, Secretary-Treasurer or Chief Financial Officer of Borrower or such Guarantor.

“Subordinated Debt” means all Debt owing by Borrower to any Persons other than Bank which meets all of the following specifications: (a) no principal payments are due or payable with respect to such Debt prior to the scheduled maturity dates of the Notes; (b) such Debt is not payable on demand and has a maturity date which is not prior to the scheduled maturity dates of the Notes; (c) any Lien related to such Debt, if the Debt is secured, is subordinate to the Lien of Bank; (d) the agreements, instruments and documents creating and evidencing such Debt provide that the holders of such Debt agree that such Debt, and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to the obligations of Borrower under the Credit Documents; and (e) the terms and conditions of the agreements, instruments and documents described in clause (d) above, are satisfactory to Bank in its reasonable discretion and have been approved by Bank in writing.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation or entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, provided, that, Morgan’s Restaurant Properties will not be deemed a “Subsidiary” for purposes of this Agreement as long as (x) no assets are transferred to Morgan’s Restaurant Properties by the Borrower or a Subsidiary or (y) Morgan’s Restaurant Properties does not acquire any assets.

“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a (47) of the Commodity Exchange Act, as amended from time to time.

“Term Loan” means the term loan made by Bank to or on behalf of Borrower pursuant to the terms of the Term Note and this Agreement.

“Term Loan Commitment” means the obligation of Bank to make a loan in the principal amount of Seven Million Nine Hundred Thirty Thousand Dollars ($7,930,000.00) pursuant to the terms of the Credit Documents.

“Term Note” has the meaning pursuant to Section 2.2 hereof.

“Time Loan” means the term loan made by Bank to or on behalf of Borrower pursuant to the terms of the Time Note and this Agreement.

“Time Loan Commitment” means the obligation of Bank to make a loan in the principal amount of One Million Dollars ($1,000,000.00) pursuant to the terms of the Credit Documents.

“Time Note” has the meaning pursuant to Section 3.2 hereof.

“Upgrade Actions” has the meaning set forth in the Remodel Agreement.

“UCC” means the Uniform Commercial Code as enacted in the State of Ohio.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the shares of capital stock or other ownership interests (and all rights and options to purchase such shares or other ownership interests) of or in which, other than directors’ qualifying shares, are owned, beneficially and of record, by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

1.2.	Accounting Terms and Determinations.

1.2.1.     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Bank hereunder shall (unless otherwise disclosed to Bank in writing at the time of delivery thereof in the manner described in Section 1.2.2 hereof) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to Bank hereunder after the date hereof. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the financial statements furnished to Bank under Section 6.1 hereof (or, at any time prior to the delivery of the initial financial statements thereunder consistent with those in effect on the date hereof).

1.2.2.     Borrower shall deliver to Bank at the same time as the delivery of any annual or quarterly financial statements under Section 6.1 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or monthly financial statements and reasonable estimates of the difference between such statements arising as a consequence thereof.

1.2.3.     Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the financial statements furnished to Bank under Section 6.1 hereof or, at any time prior to the delivery of the initial financial statements thereunder, generally accepted accounting principles in effect on the date hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms in or relating to Section 6 hereof or otherwise, the parties hereto agree to enter into discussions with a view to amending such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such change as if such change had not been made, provided that no change in such accounting principles which would affect the method of calculation of any of such financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Bank and Borrower, to so reflect such change in accounting principles.

1.3.	General Terms.

1.3.1.     Upon the occurrence and during the continuance of an Event of Default, and to the extent permitted by applicable law, Bank shall have the right, in addition to all other rights and remedies available to it, and regardless of the sufficiency of any of the Collateral or of the other rights and remedies so available, to setoff against all of the Secured Obligations, whether matured or unmatured, all amounts owing to Borrower by Bank or any Affiliate of Bank, whether then due and payable, in a deposit account with Bank or any Affiliate of Bank and all other funds or property of Borrower on deposit with or otherwise held by or in the custody of Bank or any Affiliate of Bank for the beneficial account of Borrower, whether solely in the name of or for the benefit of Borrower or jointly in the name of or for the benefit of Borrower and any other Person, all without notice to or demand on Borrower or any other Person, all such notices and demands being hereby expressly waived. Borrower hereby confirms Bank’s right of bankers lien or setoff described above and nothing herein is deemed to be a waiver or prohibition of the exercise by Bank of such bankers lien or setoff. Borrower agrees to indemnify Bank for any cost or expense incurred by Bank as a result of its exercise of the rights herein granted, except to the extent arising from the gross negligence or willful misconduct of Bank.

1.3.2.     Borrower shall use the proceeds of the Loans to payoff existing debt and for other general corporate financing needs, including the funding of the Controlled Deposit Account, and to provide for transaction costs.

1.3.3.     Borrower shall maintain the Controlled Deposit Account with Bank or an Affiliate of Bank, it being acknowledged and agreed that nothing herein shall preclude Borrower and its Subsidiaries from maintaining cash deposits or accounts relating to investments in Cash Equivalents with other financial institutions from time to time as long as such accounts are subject to a control agreement in favor of the Bank.

1.3.4.     Except as otherwise herein expressly provided or as provided in an Open-End Mortgage or a Leasehold Mortgage, following the proper exercise of Bank’s remedies hereunder following and during the existence of an Event of Default, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto and any other cash at the time held by Bank hereunder shall be applied by Bank:

(a)     first, to the payment of all costs and expenses of such collection, sale or other realization, including Bank’s reasonable attorneys’ fees and disbursements;

(b)     then, to the payment in full of the Secured Obligations in accordance with the amounts then due and owing; and

(c)     then, and after payment in full of the foregoing, any surplus remaining shall be paid to Borrower or to whomsoever may be lawfully required to receive the same. As used in this Section 1.3.4, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of Borrower or any issuer of or obligor on any of the Collateral.

Section 2.             Term Loan.

2.1.         Term Loan.  Bank agrees, on the terms and conditions set forth in this Agreement, to make the Term Loan to Borrower in an aggregate principal amount equal to the amount of the Term Loan Commitment as then in effect.

2.2.        Term Note.   The Term Loan made by Bank shall be evidenced by the Term Note of Borrower in substantially the form of Exhibit 2.2 hereto (the “Term Note”), dated as of the date hereof, payable to the order of Bank in a principal amount equal to the amount of the Term Loan Commitment and otherwise duly completed. The date, amount, type and interest rate of each Term Loan made by Bank to Borrower, and each payment made on account of the principal thereof, shall be recorded by Bank on its books and records, such recordation to constitute conclusive evidence in the absence of manifest error of the amount of such Term Loan and payments.

2.3.         Interest Rates.

2.3.1.     (a) The Term Loan shall bear interest on the outstanding principal amount, at a rate per annum, equal to the LIBOR Interest Rate plus the Applicable Margin. Interest payable on any LIBOR Loan shall be paid by Borrower on the Interest Payment Dates. Under no circumstances will the LIBOR Interest Rate plus the Applicable Margin be more than the maximum rate allowed by applicable law. This Agreement expresses a LIBOR Interest Rate and an initial index value to two (2) places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by Bank, as stated in this Agreement, may actually quote the index on any given day to as many as five (5) places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Agreement will be to five (5) places to the right of the decimal point.

(b)     For so long as Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Bank to United States residents), and as a result of any change in law the cost to Bank (or any Affiliate of Bank which may be engaged in extending a LIBOR Loan) of making or maintaining its LIBOR Loan is increased, subject to the term of any Rate Management Agreement then in effect, then Bank may require Borrower to pay, contemporaneously with each payment of interest on any LIBOR Loan, additional interest on such LIBOR Loan at a rate per annum up to but not exceeding the excess of (i) (A) the LIBOR Interest Rate divided by (B) one minus the LIBOR Reserve Requirement minus (ii) the rate specified in the preceding clause (i)(A); provided, however, that prior to any such increase, Bank shall deliver a certificate to Borrower setting forth, in reasonable detail, the amount necessary to so compensate Bank and the basis for such increase.

2.3.2.      Interest at the LIBOR Interest Rate shall be calculated on a 365/360 basis; that is, by applying the ratio of interest rate over a year of three hundred sixty (360) days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of three hundred sixty (360) days.

2.4.        Prepayments.  Borrower must pay all fees, costs, "breakage," penalties and premiums incurred by Bank, or any of Bank’s affiliates, if the Borrower prepays any LIBOR Loan, including any and all fees, costs, “breakage,” penalties, premiums and other costs owed to Bank, or any of Bank’s affiliates, by the Borrower pursuant to the terms of the Rate Management Agreement, including, without limitation, the costs associated with an “Additional Termination Event,” “Affected Transaction,” “Early Termination Date,” “Event of Default,” “Potential Event of Default,” “Terminated Transactions,” or a “Termination Event,” all as defined in the Rate Management Agreement or any other Rate Management Transaction.

2.5.         Payments.  All payments (including prepayments) to be made by Borrower on account of principal, interest and facility fees or otherwise of the Loans, shall be made without setoff or counterclaim and shall be made to Bank at Bank’s office located at the address set forth next to the signature of Bank, in each case in immediately available Dollars. If any payment hereunder becomes due and payable on a day other than a Banking Day, the maturity thereof shall be extended to the next succeeding Banking Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

2.6.          Reduced Return.

2.6.1.     In the event that on any date Bank shall have reasonably determined that accruing interest hereunder based upon the LIBOR Interest Rate has become unlawful by compliance by Bank in good faith with any applicable law, governmental rule, regulation or order, then, and in any such event, Bank shall promptly give notice thereof to Borrower. In such case, accruing interest hereunder based upon the LIBOR Interest Rate shall be terminated and Borrower shall, at the earlier of the end of each LIBOR Interest Period then in effect or when required by applicable law, repay the advances based upon the LIBOR Interest Rate, together with all interest accrued thereon. In such case, when required by applicable law, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to twenty-five (25) basis points in excess of the Prime Commercial Rate.

2.6.2.     Bank will promptly notify Borrower of any event of which it has knowledge, occurring      on or after the date of this Agreement, which will entitle Bank to compensation pursuant to this Section 2.6 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of Bank, be otherwise disadvantageous to Bank. A certificate of Bank claiming compensation under this Section 2.6 and setting forth in reasonable detail the reasons and the calculation for the additional amount or amounts to be paid to Bank under this Section 2.6 shall be presumed to be correct, which presumption may be rebutted by Borrower. In determining any such amount, Bank shall make its calculations (which shall be set forth in the certificate) reasonably and in good faith using any reasonable averaging and attribution methods (which shall be set forth in the certificate).

2.6.3.     In the event that Bank reasonably determines that by reason of (1) any change arising after Closing Date of the Term Loan affecting the interbank Eurocurrency market or affecting the position of Bank with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Interest Rate then being determined is to be fixed, (2) any change arising after the Closing Date of the Term Loan in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (3) any other circumstance affecting Bank or the interbank market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBOR Interest Rate plus the applicable spread shall not represent the effective pricing to Bank of accruing interest hereunder based upon the LIBOR Interest Rate, then, and in any such event, the accruing of interest hereunder based upon the LIBOR Interest Rate shall be suspended until Bank shall notify Borrower that the circumstances causing such suspension no longer exist. In such case, beginning on the date of such suspension interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to twenty-five (25) basis points in excess of the Prime Commercial Rate.

2.7.          Principal Amortization. The principal due under the Term Note shall be amortized as set forth on the Amortization Schedule. Principal amounts of the Term Loan once repaid or prepaid may not be re-borrowed.

2.8.          Fees.  Borrower shall pay to Bank a closing fee in respect of the Term Loan Commitment in the amount of $39,650 on the Closing Date.

Section 3. Time Loan.

3.1.          Time Loan. Bank agrees, on the terms and conditions set forth in this Agreement, to make the Time Loan to Borrower in an aggregate principal amount equal to the amount of the Time Loan Commitment as then in effect.

3.2.         Time Note. The Time Loan made by Bank shall be evidenced by the Time Promissory Note of Borrower in substantially the form of Exhibit 3.2 hereto (the “Time Note”), dated as of the date hereof, payable to the order of Bank in a principal amount equal to the amount of the Time Loan Commitment and otherwise duly completed. The date, amount, type and interest rate of each Time Loan made by Bank to Borrower, and each payment made on account of the principal thereof, shall be recorded by Bank on its books and records, such recordation to constitute conclusive evidence in the absence of manifest error of the amount of such Time Loan and payments.

3.3.          Interest Rates.

3.3.1.     (a)  The Time Loan shall bear interest on the outstanding principal amount, at a rate per annum, equal to the LIBOR Interest Rate plus the Applicable Margin. Interest payable on any LIBOR Loan shall be paid by Borrower on Interest Payment Dates. Under no circumstances will the LIBOR Interest Rate be more than the maximum rate allowed by applicable law.

(b)     For so long as Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Bank to United States residents), and as a result of any change in law the cost to Bank (or any Affiliate of Bank which may be engaged in extending a LIBOR Loan) of making or maintaining its LIBOR Loan is increased, subject to the term of any Rate Management Agreement then in effect, then Bank may require Borrower to pay, contemporaneously with each payment of interest on any LIBOR Loan, additional interest on such LIBOR Loan at a rate per annum up to but not exceeding the excess of (i) (A) the LIBOR Interest Rate divided by (B) one minus the LIBOR Reserve Requirement minus (ii) the rate specified in the preceding clause (i)(A); provided, however, that prior to any such increase, Bank shall deliver a certificate to Borrower setting forth, in reasonable detail, the amount necessary to so compensate Bank and the basis for such increase.

3.3.2.      Interest at the LIBOR Interest Rate shall be calculated on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

3.4.          Prepayments. Other than prepayments made pursuant to the automated line of credit operated by Bank, Borrower must pay all fees, costs, "breakage," penalties and premiums incurred by Bank, or any of Bank’s affiliates, if the Borrower prepays any LIBOR Loan, including any and all fees, costs, “breakage,” penalties, premiums and other costs owed to Bank, or any of Bank’s affiliates, by the Borrower pursuant to the terms of the Rate Management Agreement, including, without limitation, the costs associated with an “Additional Termination Event,” “Affected Transaction,” “Early Termination Date,” “Event of Default,” “Potential Event of Default,” “Terminated Transactions,” or a “Termination Event,” all as defined in the Rate Management Agreement or any other Rate Management Transaction.

3.5.          Payments. All payments (including prepayments) to be made by Borrower on account of principal, interest and facility fees or otherwise of the Loans, shall be made without setoff or counterclaim and shall be made to Bank at Bank’s office located at the address set forth next to the signature of Bank, in each case in immediately available Dollars. If any payment hereunder becomes due and payable on a day other than a Banking Day, the maturity thereof shall be extended to the next succeeding Banking Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

3.6.          Principal and Interest Amortization. Borrower will pay to Bank the full outstanding principal amount of the Time Note on the Maturity Date. Principal amounts of the Time Note once repaid or prepaid may not be re-borrowed.

3.7.          Fees. Borrower shall pay to Bank a closing fee in respect of the Time Loan Commitment in the amount of Five Thousand and 00/100 Dollars ($5,000.00) on the Closing Date.

Section 4. Conditions Precedent.

4.1.          Loans. The obligation of Bank to make the Credit Extension for the Loans hereunder is subject to each of the following conditions precedent (including, without limitation, that each document to be received by Bank shall be in form and substance satisfactory to Bank):

4.1.1.     Bank shall have received the Credit Documents duly completed, executed, acknowledged (if necessary), and delivered by Borrower as follows:

(a)	This Agreement,

(b)	Notes,

(c)	Security Agreements,

(d)	Lessor Consent and Estoppels,

(e)	Lien Waivers,

(f)	UCC financing statements,

(g)	Environmental Indemnity Agreements,

(h)	Settlement Statement,

(i)	Borrower’s Certificates,

(j)	Control Agreement for the Controlled Deposit Account,

(k)	Remodel Agreement, and

(l)	such other documents reasonably requested by Bank.

4.1.2.     Bank shall have received the Credit Documents duly completed, executed, acknowledged (if necessary), by the respective Guarantors and delivered by Borrower as follows:

(a)	Environmental Indemnity Agreements,

(b)	Guaranties;

(c)	Security Agreements;

(d)	Open-End Mortgages;

(e)	Leasehold Mortgages; and

(f)	The three (3) Negative Pledge Liens.

4.1.3.     Bank shall have received an opinion of Borrower’s counsel.

4.1.4.     Bank shall have received a certified copy of the By-laws or Code of Regulations (or equivalent documents) of Borrower and each Guarantor and all corporate action taken by Borrower and each Guarantor (including, without limitation, resolutions of the directors of Borrower and each Guarantor) authorizing the making and performance of each of the Credit Documents to which each of them is a party and authorizing the borrowings hereunder.

4.1.5.     Bank shall have received a certificate of Borrower and each Guarantor signed by the Senior Officers (a) who are authorized to execute on its behalf the Credit Documents to which it is a party and (b) who will, until replaced by another officer duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection therewith and the transactions contemplated thereby (and Bank may conclusively rely on such certificate until it receives notice in writing from Borrower to the contrary).

4.1.6.     Bank shall have received the results of record searches, by a Person satisfactory to Bank, of the UCC filings in the state filing offices in each of the jurisdictions requested by Bank, and of judgment and tax liens with respect to Borrower and Guarantors.

4.1.7.     Bank shall have received (a) payment of the closing fees required by Sections 2.8 and 3.7 and (b) payment of all of Bank’s expenses pursuant to Section 8.3 hereof.

4.1.8.     Borrower shall have delivered to Bank (a) certificates of insurance or other evidence from Borrower’s insurance company or companies or insurance broker evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 6.4 hereof, and such information as is specified in said Section 6.4 and (b) loss payable endorsements of all insurance policies insuring the Collateral so maintained by Borrower in favor of Bank for the benefit of Bank, as its interest may appear.

4.1.9.     Bank shall have received a certificate of a Senior Officer of Borrower to the effect that (and Bank shall be satisfied in its good faith judgment that) no action, suit, litigation or other proceeding shall exist or shall be threatened which is likely to have a material adverse effect on the assets, business, operations, financial condition, liabilities or capitalization of Borrower, or the ability of Borrower to perform its obligations hereunder and under the other Credit Documents to which it is a party.

4.1.10.   Bank shall have received evidence satisfactory to Bank that all necessary Governmental and third party consents and approvals in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents have been obtained.

4.1.11.   Bank shall have received a paid loan title insurance policy or policies for each Owned Real Property and each Ground Leased Real Property in the aggregate amount of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) and in the form of American Land Title Association’s Standard Loan Policy, 2006, insuring that fee simple title to the Owned Real Property and leasehold title in the Ground Leased Real Property, as applicable, is in Borrower, free and clear of all liens, claims and encumbrances except such as Bank shall approve and subject to such endorsements as Bank may reasonably require.

4.1.12.    Bank shall have received (a) such other certificates, opinions, documents, instruments and deliveries relating to the transactions contemplated hereby and by the project checklist prepared by counsel to Bank and (b) all other documents and due diligence items reasonably requested by Bank.

4.2. Condition Subsequent.  Within ninety (90) days after the Closing Date, the Borrower shall continue to use reasonable efforts to obtain, and deliver to Bank, executed Lessor Consents and Estoppels and Landlord’s Lien Waiver, Access Agreement and Consents, in a form satisfactory to the Bank, from those landlords which did not execute one of those forms by the Closing Date.

Section 5.               Representations and Warranties. Borrower represents and warrants to Bank:

5.1.          Existence. Borrower and each Guarantor (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation; (b) has all requisite corporate power and has all material Governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or a Guarantor, or on the ability of Borrower or a Guarantor to perform its obligations hereunder or under the other Credit Documents or the rights and remedies of Bank thereunder.

5.2.          Financial Condition. The unaudited balance sheets of Borrower as of the Closing Date, fairly present in all material respects the financial condition of Borrower as at said date and the results of its operations for the period covered thereby, all in accordance with GAAP and in accordance with the accounting principles described in the notes to said balance sheet. Borrower does not have as of the initial Credit Extension any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet (or disclosed in the notes thereto) as at said date.

5.3.          Litigation. There are no legal or arbitral proceedings or any proceedings by or before any Governmental or regulatory authority or agency now pending or threatened against Borrower or any Guarantor which, if adversely determined, is reasonably likely to have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or any Guarantor, or on the ability of Borrower or any Guarantor to perform its obligations hereunder or under the other Credit Documents or the rights and remedies of Bank thereunder.

5.4.          No Breach.

5.4.1.     The making and performance by Borrower and the Guarantors of the Credit Documents to which they are a party will not conflict with or result in a breach of, or require any consent under (a) the Code of Regulations or By-Laws, the Articles of Incorporation of Borrower and the Guarantors, respectively (b) any applicable law or regulation (including, without limitation, Regulation D, T, U or X), or (c) any judgment, order, writ, injunction or decree of any court or Governmental authority or agency applicable to or binding on Borrower and the Guarantors, respectively.

5.4.2.     The making and performance by Borrower and the Guarantors of the Credit Documents to which it is a party will not conflict in any material respect with or result in a material breach of, or require any consent under, any material agreement or instrument to which Borrower or any Guarantor, respectively, are a party or by which they are bound, or constitute a default in any material respect under any such agreement or instrument, or result in, or require, the creation or imposition of any Lien (other than the Liens created by the Security Documents) upon any of the properties, assets or revenues of Borrower and the Guarantors, respectively, pursuant to the terms of any such agreement or instrument.

5.5.         Corporate Action. Borrower and each Guarantor has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and the execution, delivery and performance thereof by Borrower and the Guarantors, respectively, have been duly authorized by all necessary corporate or limited liability company action on their part; and this Agreement has been duly and validly executed and delivered by Borrower and each Guarantor, and constitutes the legal, valid and binding obligation of Borrower and the Guarantors, enforceable in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

5.6.         Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental or regulatory authority or agency or any third party are necessary for the execution, delivery or performance by Borrower or Guarantors of the Credit Documents to which they are a party or for the validity or enforceability thereof, except for (i) the filings of the Open-End Mortgages, the Leasehold Mortgages, and UCC-1 financing statements and fixture filings relating to the Collateral and (ii) the authorizations, approvals, consents, filings and/or registrations listed or described in Schedule 5.6 hereto (each of which has been obtained or made and is in full force and effect, and copies of which have been furnished to Bank).

5.7.         Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock. Neither the making of any of the Loans or the proceeds thereof, will violate or be inconsistent with the provisions of Regulation D, T, U or X.

5.8.         ERISA. Borrower and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than an obligation to fund or make contributions to any such Plan in accordance with its terms and in the ordinary course of business).

5.9.          Taxes. Borrower and each Guarantor has filed all federal income tax returns and all other material tax returns which are required to be filed by it and has paid and will pay all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or a Guarantor, except to the extent the same may be contested as permitted by Section 6.6.3 hereof. The charges, accruals and reserves on the books of Borrower in respect of taxes and other Governmental charges are, in the opinion of Borrower, adequate.

5.10.        Investment Company Act.  Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.11.       Security Documents.  The Security Documents shall create in favor of Bank a legal, valid, enforceable and perfected security interest in all right, title and interest of Borrower or Guarantor, as applicable, in the Collateral subject to no other Lien (other than Permitted Liens).

5.12.        Compliance with Laws. Borrower and each Guarantor is in compliance with, and has obtained all permits, licenses and other authorizations which are required under all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other Governmental restrictions, except to the extent failure to so comply, or to obtain any such permit, license or authorization, would not have a material adverse effect on (a) the business, operations or financial condition of Borrower or Guarantor, respectively or (b) on the ability of Borrower or Guarantor, respectively, to perform its obligations hereunder or under the other Credit Documents.

5.13.        Disclosure.

5.13.1.    No information, report, financial statement, exhibit, schedule or disclosure letter furnished in writing by or on behalf of Borrower to Bank in connection with the negotiation of this Agreement or other Credit Documents or included therein or delivered thereto contains any untrue statement of material fact or omits or omitted to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by Borrower to Bank in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. No fact is known to Borrower (other than matters of a general economic nature) which materially and adversely affects the business, operations or financial condition of Borrower.

5.13.2.   The projections and financial information delivered by Borrower to Bank prior to the date of this Agreement were based on good faith estimates and assumptions believed by Borrower to be reasonable at the time made and no fact is known by Borrower which would result in any material change in the most recently provided of such projections or in any estimate reflected therein.

5.14.       Capitalization.  Jefferson P. Gramm beneficially owns 1,052,250 shares of the Borrower and James Pappas beneficially owns 486,972 shares of the Borrower.

5.15.        Assets of Borrower. Borrower or a Guarantor has good and marketable title in fee simple to, or valid and subsisting leasehold interests in, the Owned Real Property and the Ground Leased Real Property, and good and marketable title to all its other property (including without limitation the Collateral), free and clear of all Liens (other than Permitted Liens).

5.16.        Material Agreements.  Neither Borrower nor any Guarantor is a party to any agreement or instrument or subject to any restriction which has or is likely to have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or a Guarantor.

5.17.        Solvency. After giving effect to the Credit Extension and other transactions contemplated hereby:

5.17.1.   The fair salable value of the assets of Borrower and each Guarantor exceeds and will, immediately following the making of each Credit Extension, exceed the amount which will be required to be paid on or in respect of its existing debts and other liabilities as they mature;

5.17.2.   Neither Borrower nor any Guarantor has, nor will have, immediately following the making of each Credit Extension, unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and

5.17.3.   Neither Borrower nor any Guarantor, intends to, nor believe that it will, incur debts beyond its ability to pay such debts as they mature.

5.18.        Labor Matters. Borrower has not experienced any strike, labor dispute, slow down or work stoppage due to labor disagreements which would have or is continuing to have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or on the ability of Borrower to perform its obligations hereunder and under the other Credit Documents or the rights and remedies of Bank thereunder.

5.19.       Environmental Laws. Borrower or a Guarantor has obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower. Borrower or a Guarantor is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the assets, business, operations, financial condition, liabilities or capitalization of Borrower or the respective Guarantor.

5.20.       Copyrights, Permits and Trademarks. Borrower or a Guarantor owns, or has a valid license or sub-license in, all domestic and foreign know-how licenses, inventions, technology, permits, trademark registrations and applications, trademarks, trade names, trade secrets, service marks, copyrights, product designs, applications, formulae, processes and the industrial property rights (“proprietary rights”) used or necessary in the operation of its businesses in the manner in which they are currently being conducted and which are material to the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower. Borrower is not aware of any existing or threatened infringement or misappropriation of any proprietary rights of others which is material to the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower.

5.21.         Franchise Agreements.  Borrower and each Guarantor is in compliance in all material respects with all of the terms of the Franchise Agreements.

5.22.        Freeport Rd.- Store 383.  The ground lease for the real property located at 2725 Freeport Road, Pittsburgh, PA expired on April 30, 2013 and was not renewed by Borrower or a Guarantor.

5.23.        Ground Leased Property.  Each of the Guarantors is permitted to mortgage the Ground Leased Property in accordance with the terms of each ground lease affecting each parcel of the Ground Leased Property. Except as related to the leasehold interest held under the lease related to Store MF1 038 (the status of which is currently in dispute), the interest held by the respective Guarantor in regard to each Ground Leased Property is a ground leasehold interest.

5.24.        Morgan’s Restaurant Properties.  Morgan’s Restaurant Properties owns no assets.

Section 6.             Covenants. So long as the Notes are in effect and until payment in full of the principal and interest on the Loans and all other amounts payable by the Borrower hereunder:

6.1.          Financial Statements, Continuing Disclosure. Borrower shall deliver to Bank:

6.1.1.     as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, consolidated statements of income of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter in the Form 10-Q filed by Borrower with the Securities Exchange Commission, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year (if any), accompanied by (i) a certificate of a Senior Officer, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of Borrower and each Guarantor in accordance with the accrual method of accounting under GAAP, as at the end of, and for, such fiscal quarter (subject to normal year-end audit adjustments which individually or in the aggregate would not be material), (ii) a report on unit level sales and supporting income statements in a format reasonably acceptable to Bank, and (iii) a Covenant Compliance Certificate;

6.1.2.     as soon as available and in any event within one hundred twenty (120) days after the end of such fiscal year, consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year in such form as set forth in the Form 10-K filed by Borrower with the Securities Exchange Commission, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year (if any), audited by independent certified public accountants of recognized national standing, and including a certificate of such accountants stating that, in making their examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

6.1.3.     as soon as possible, and in any event within fifteen (15) days after Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a Senior Officer setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(a)       any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

(b)       the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan thereunder;

(c)       the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)       the complete or partial withdrawal by Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(e)       the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

6.1.4.     promptly after Borrower knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action taken or proposed to be taken with respect thereto;

6.1.5.     promptly upon the occurrence of any event giving rise to an obligation to make a prepayment of the Loans, or notice thereof;

6.1.6.     promptly upon receipt by Borrower, a copy of all management letters submitted by such accountants to management by its independent certified public accountants, and promptly upon completion of any response report by or on behalf of Borrower, a copy of such response report;

6.1.7.     [Reserved];

6.1.8.     promptly after the occurrence thereof, notice of any strike, labor dispute, slow down or work stoppage due to a material labor disagreement (or any material development regarding any thereof) affecting Borrower, describing the same in reasonable detail and describing the steps being taken to remedy the same;

6.1.9.      promptly upon receipt thereof, a copy of each notice or other communication from any Governmental authority with respect to those matters covered by Section 5.19 hereof relating to the compliance by Borrower with the Environmental Laws or the permits, licenses or authorizations referred to in said Section 5.19, a notice of such circumstances describing the same in reasonable detail; and

6.1.10.     from time to time such other information regarding (a) the business, affairs or financial condition of Borrower (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), (b) compliance by Borrower with its obligations herein or in any other Credit Document and (c) such other matters relating to the transactions contemplated hereby as Bank may reasonably request.

Borrower will furnish to Bank, at the time they furnish each set of financial statements pursuant to Section 6.1.1 or 6.1.2, a Covenant Compliance Certificate, duly completed and executed by a Senior Officer of Borrower, (a) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action taken and proposed to be taken with respect thereto) and (b) setting forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with Sections 6.11 and 6.12 hereof as of the end of the respective fiscal quarter or fiscal year.

6.2.         Litigation. Borrower will promptly give Bank notice of:

6.2.l.     all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding, affecting Borrower or any Guarantor, except proceedings which, if adversely determined, would not have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or any Guarantor or on the ability of Borrower or any Guarantor to perform the obligations hereunder or under any other Credit Documents or the rights and remedies of Bank thereunder; or

6.2.2.     the issuance by any United States federal or state court or any United States federal or state regulatory authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of Credit Extensions or the institution of any litigation or similar proceedings seeking any such injunction, order or other restraint.

6.3.          Existence, Etc. Borrower and each Guarantor will:

6.3.1.     preserve and maintain its corporate existence and, except to the extent the same would not materially and adversely affect the assets, business, operations, financial condition, liabilities or capitalization of Borrower and its subsidiaries, taken as a whole, all of its material rights, privileges and franchises (provided that nothing in this Section 6.3 shall prohibit any transaction permitted under Section 6.5 hereof);

6.3.2.     comply with the requirements of all applicable laws (including, without limitation, Environmental Laws), rules, regulations and orders of Governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the assets, business, operations, financial condition, liabilities or capitalization of Borrower or any Guarantor, or the ability of Borrower or any Guarantor to perform its obligations hereunder or under the other Credit Documents, or the rights or remedies of Bank thereunder;

6.3.3.     pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

6.3.4.     maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and

6.3.5.     keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of Bank, during normal business hours and upon reasonable prior notice to Borrower, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the business and affairs of Borrower with such representatives), all to the extent reasonably requested by Bank; provided that so long as no Default or Event of Default then exists, such inspections shall be made at the expense of Bank.

6.4.            Insurance.

6.4.1.       Borrower will keep insured by financially sound insurers all property against loss or damage of the kinds and in the amounts listed below:

(a)           insurance against loss or damage covering all of the tangible real and personal property and improvements of Borrower and the Guarantors, by reason of any Peril (as defined below) with $100,000,000 policy limit, $1,000,000 flood limit and $5,000,000 earthquake limit.

(b)     automobile liability insurance for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by Borrower) with a $1,000,000 combined single limit.

(c)     comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about such properties with a $1,000,000 per occurrence limit and a $2,000,000 aggregate, in each case, naming Bank as additional insured.

(d)     workers’ compensation insurance (including employers’ liability insurance) to the extent required by applicable law.

(e)     product liability insurance against claims for bodily injury, death or property damage resulting from the use of products sold by Borrower with a $1,000,000 per occurrence limit and a $2,000,000 aggregate, naming Bank as additional insured.

(f)     business interruption insurance against loss of operating income earned from the operations of Borrower by reason of any Peril (as defined below) affecting the operation thereof, and insurance against any other insurable loss of operating income by reason of any business interruption affecting Borrower to the extent covered by standard ISO business interruption policies, which insurance shall in each case cover gross earnings (subject to a limit on payment of payroll expenses of not less than thirty (30) days) by reason of the particular Peril or other insurable business interruption.

All insurance covering tangible property subject to a Lien in favor of Bank granted pursuant to this Agreement or under any agreement, instrument or document given as security pursuant hereto shall provide that, in the case of each separate loss in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (or, if there shall be existing an Event of Default, of any amount), the full amount of insurance proceeds with respect thereto shall be payable to Bank as secured party or otherwise as its interests may appear, to be applied in accordance with Section 1.3.4 hereof, and shall (i) further provide for at least thirty (30) days prior written notice to Bank of the cancellation and (ii) provide that, in respect of the interests of Borrower and Bank in such insurance, such insurance shall not be invalidated by any such action or inaction of Borrower or any other Person.

For purposes hereof, the term “Peril” shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the “special form” endorsement then in effect in any jurisdiction where any property of Borrower is located.

6.4.2.     On the initial Credit Extension Date, Borrower will deliver to Bank certificates of insurance preapproved by Bank evidencing the existence of all insurance required to be maintained by Borrower hereunder and showing that such insurance will be in effect for a period of twelve (12) months from the date hereof, subject only to the payment of premiums as they become due. Thereafter, not later than fifteen (15) Banking Days prior to the termination or expiry date of any such insurance, Borrower shall deliver to Bank certificates of insurance evidencing that such insurance has been renewed, subject only to the payment of premiums as they become due. If, in the opinion of Borrower, any of the insurance which it is required to maintain pursuant to this Section 6.4 is not available on commercially reasonable terms, Borrower shall so notify Bank and, with the consent of Bank, may elect not to purchase such insurance.

6.5.           Prohibition of Fundamental Changes.

6.5.1.     Borrower and each Guarantor will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution).

6.5.2.     Borrower and each Guarantor will not acquire any business or assets from, or capital stock or other ownership interests of, or be party to any acquisition of, any Person except for (a) purchases by Borrower or a Guarantor of inventory and other assets to be sold or used in the ordinary course of business, (b) acquisitions of the capital stock, or all or substantially all of the assets, of one or more third parties to the extent (i) such acquisition involves the purchase of a YUM! Brands, Inc. brand restaurant operation, (ii) the aggregate amount of such acquisitions in any twelve (12) month period does not exceed One Million Dollars ($1,000,000) and (iii) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or (c) Investments permitted under Section 6.8 hereof.

6.5.3.     Borrower or a Guarantor will not sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including without limitation, receivables and leasehold interests and the equity interests of the Guarantors) including without limitation any transfers of assets to Morgan Restaurant Properties, whether now owned or hereafter acquired, except:

(a)     the disposition of obsolete or worn-out personal property, tools or equipment no longer used or useful in Borrower’s or a Guarantor's business;

(b)     the sale of Inventory by Borrower or a Guarantor in the ordinary course of business; and

(c)     Dispositions of Investments otherwise permitted under Section 6.8 hereof in the ordinary course of business.

6.6.         Limitation on Liens. Neither Borrower nor any Guarantor will create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues (including, without limitation, the property covered by the Security Documents), whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):

6.6.l.      Liens created by the Credit Documents;

6.6.2.     Liens existing on the date hereof and listed on Schedule 6.6 hereto, provided that no such Lien shall be extended to cover any additional property or additional Debt and that the amount of Debt secured thereby is not increased;

6.6.3.     Liens for taxes, assessments or charges imposed on it or any of its property by any Governmental authority not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP or Liens for such taxes, assessments or charges which are otherwise permitted under Section 6.3.3 hereof;

6.6.4.     statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen, or other like Liens arising in the ordinary course of business, which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings;

6.6.5.     pledges or deposits required in connection with workers’ compensation, unemployment insurance and other social security legislation;

6.6.6.     Liens (other than any Lien imposed by ERISA) incurred on deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

6.6.7.     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto, which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower, and “Permitted Liens” as defined in the Open-End Mortgages and the Leasehold Mortgages;

6.6.8.     Liens securing loans and Capital Lease Obligations permitted under Section 6.7.2 hereof;

6.6.9.     Liens in favor of customs and revenue authorities arising as a matter of law and to secure payment of customs duties in connection with the importation of goods;

6.6.10.     Liens securing obligations of Borrower or a Guarantor in respect of goods purchased for resale in the ordinary course of business as long as no UCC financing statements are filed concerning such goods;

6.6.11. Liens of landlords or mortgagees of landlords on fixtures on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due; and

6.6.12.     Liens relating to judgments to the extent such judgments do not result in a Default or Event of Default under Section 7.1.10 hereof.

6.7.         Debt. Neither Borrower nor the Guarantors will create, incur or suffer to exist any Debt except:

6.7.1.     Debt of Borrower arising under the Credit Documents;

6.7.2.     Capital Lease Obligations or other financing incurred in the ordinary course of Borrower’s business for the purchase or lease of fixed assets (and any refinancing thereof) which loans and Capital Lease Obligations are solely secured by the fixed assets being purchased or leased;

6.7.3     intercompany Debt and, to the extent provided in connection with the payment of Debt otherwise permitted hereunder, Guarantees;

6.7.4     Debt existing as of the date hereof set forth on Schedule 6.7.4 (and refinancings thereof); and

6.7.5     Subordinated Debt.

6.8.         Investments. Neither Borrower nor the Guarantors will make or permit to remain outstanding any Investments except (a) operating deposit accounts with Bank, (b) Investments in Cash Equivalents, (c) Investments incidental to any acquisition permitted under Section 6.5.2(b) hereof, (d) investments by Borrower in, or with respect to, any Subsidiaries providing guarantees pursuant to Section 6.15 hereof including without limitation the Guarantors, (e) loans, advances or other extensions of credit provided by (i) the Borrower to any Subsidiaries including without limitation the Guarantors or (ii) by any Subsidiaries to Borrower or any other Subsidiaries including without limitation the Guarantors and (f) Guarantees provided by Borrower or any Subsidiaries for the benefit of Borrower or any other Subsidiaries providing guarantees permitted under Section 6.15 hereof including without limitation the Guarantors.

6.9.         Permitted Payments. Borrower will not make any Restricted Payment (as defined below) (a) if at the time of such Restricted Payment a Default or Event of Default shall have occurred and be continuing and (b) unless Borrower, prior to making such Restricted Payment, provides Bank with pro-forma covenant calculations demonstrating, to the reasonable satisfaction of the Bank, that, after giving effect to such Restricted Payment, Borrower would be in compliance with the financial covenants set forth in Sections 6.11 or 6.12 hereof. “Restricted Payment” means any distribution (in cash, property or obligations) on Company Equity or on Equity Rights relating to any Company Equity, or other payments or distributions on account of Company Equity or any Equity Rights relating to any Company Equity, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any Company Equity or any Equity Rights relating to any Company Equity.

6.10.       Subsidiaries. Borrower will have no Subsidiaries other than the Guarantors; provided, however, that Borrower may create Subsidiaries in the future that comply with Section 6.14 hereof.

6.11.        Maximum Cash Adjusted Leverage Ratio. As calculated at the end of each fiscal quarter on a trailing twelve (12) month basis, commencing August 31, 2013, Borrower will not permit the ratio of (a) the sum of Combined Total Funded Indebtedness (as defined below) minus cash on hand as of the last day of such quarterly period to (b) Combined EBITDAR (as defined below), to be greater than the ratio 5.25:1.00.

“Combined Total Funded Indebtedness” means the principal balance of the Loans and Capital Lease Obligations of the Borrower as of the last day of applicable fiscal quarter plus third-party rental payments made in cash on operating basis during the measurement period multiplied by eight (8).

“Combined EBITDAR” means the EBITDAR (as defined in Section 6.12 below) of Borrower as determined on a consolidated basis.

6.12.        Minimum Fixed Charge Coverage Ratio. As calculated at the end of each fiscal quarter, on a trailing twelve (12) month basis, commencing August 31, 2013, Borrower will not permit the ratio of (a) EBITDAR (as defined below) for such period to the sum for such period of (b) CPLTD plus Cash Interest Charges plus Maintenance Capex plus KFC Required Capex (but only to the extent, if any, such costs are in excess of the Bank Capex Account) plus rent payments (including operating lease obligations and Capital Lease Obligations) plus Cash Distributions paid plus cash taxes paid, to be (i) less than 1.15:1.00 from August 31, 2013 to May 30, 2015, and (ii) commencing May 31, 2015, and thereafter to be less than 1.20:1.00.

“EBITDAR” shall mean the sum, as determined on a consolidated basis of net income plus rent or lease expense plus Interest Expense, any provision for federal, state and local income taxes plus all amounts deducted by the Borrower in determining consolidated net income representing non-cash charges, including without limitation, depreciation,  amortization and non-cash rent expenses, plus all amounts deducted by the Borrower in determining consolidated net income representing non-recurring losses, including fees, costs, charges and other expenses incurred by such Persons in connection with any discontinued operation, acquisition (including, but not limited to, the subject acquisition), reorganization, consolidation, restructuring or changes in accounting treatment under GAAP, as determined by Bank in its sole discretion, minus all amounts added by the Borrower in determining consolidated net income representing non-recurring gains, including as a result of changes in accounting treatment under GAAP, as determined by Bank in its sole discretion.

“CPLTD” means scheduled principal payments made on Debt as of the measurement date for the immediately preceding twelve (12) months, as determined on a consolidated basis.

“Cash Interest Charges” means sum of Interest Expense, as determined on a consolidated basis.

“Maintenance Capex” means Ten Thousand Dollars ($10,000.00) per store site annually.

“KFC Required Capex” means those costs incurred by Borrower and the Subsidiaries in connection with Upgrade Actions under the Remodel Agreement over the previous twelve month period.

“Bank Capex Account” means the amount in the Controlled Deposit Account which must be no less than (a) Two Million Five Hundred Thousand Dollars ($2,500,000) from the date hereof until February 10, 2015, and (b) One Million Dollars ($1,000,000) thereafter.

“Cash Dividends” means any amounts paid by the Borrower to its shareholders as dividends.

6.13.        Field Audit. Bank shall have the right to conduct field audits of Borrower or any Guarantor at its discretion upon at least five (5) Banking Days prior written notice; provided, however, that, prior to the occurrence and continuance of an Event of Default, Bank shall not conduct field audits more often than twice per calendar year. The audit shall cover matters requested by Bank, including without limitation, Inventory and Accounts. Borrower shall compensate Bank for each audit in a reasonable amount determined by Bank. Borrower shall, and shall cause its officers, employees and agents, to reasonably cooperate with Bank in all examinations and inspections which Bank may perform from time to time in accordance with the Credit Documents. Bank may, upon at least five (5) Banking Days prior written notice, use personnel, supplies and premises of Borrower or any Guarantor (including, without limitation, all computer hardware and software used by Borrower or any Guarantor), as may be reasonably necessary for maintaining or enforcing its Lien in the Collateral, provided that any such use shall not disrupt the ordinary business operations of Borrower or any Guarantor in any material respect.

6.14.        Subsidiary Guaranties. Any Subsidiary of Borrower, whether in existence on the date hereof or formed or acquired subsequently, shall execute an unconditional continuing guaranty of the Secured Obligations and deliver such guaranty to Bank.

6.15.        Transactions with Affiliates. Except as expressly permitted by this Agreement, Borrower will not directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of Borrower and receive reasonable compensation for his or her services in such capacity, (y) Borrower may enter into transactions (other than extensions of credit by Borrower to an Affiliate) providing for the leasing of property, the rendering or receipt of services (including management, consulting, advisory, monitoring or similar services as described on Schedule 6.15 hereto) or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate and (z) Borrower may execute, deliver and perform operating leases with any Subsidiaries and any other Subsidiary in the future that executes a guaranty in accordance with Section 6.14 hereof.

6.16.        Franchise.  Borrower and each respective Guarantor shall, subject to applicable cure periods as therein set forth, comply in all material respects with its Franchise Agreements.

6.17.       Negative Pledge for Warren, PA- Store 039.  As part of the consideration for the Loan, Morgan’s Restaurants of Pennsylvania, Inc., as fee simple owner of the real property known as Warren, PA – Store 039, agrees with the Bank that Morgan’s Restaurants of Pennsylvania, Inc. shall not grant any security interest in, or mortgage of, any of the real estate and improvements located in Warren, PA- Store 039.

6.18.        Sale and Leaseback.  Borrower will not enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by Borrower of real and/or personal property that has been or is to be sold or transferred by Borrower to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor or the security of such property or rental obligations of Borrower.

6.19.        Subordinated Debt.  Borrower will not purchase, redeem, retire or otherwise acquire for value or make any payment of the principal of, or prepayment of interest on, any Subordinated Debt.

6.20.       Amendment of Certain Documents.  Neither Borrower nor any Guarantor will, without the prior written consent of Bank (which consent cannot be unreasonably withheld), amend or otherwise modify, or consent to any amendment or other modification of any of the Code of Regulations or By-Laws, or Articles of Incorporation that would have an adverse impact on the rights of Bank under the Credit Documents or the ability of Borrower to repay the Loans in accordance with the terms thereof.

6.21.        Use of Proceeds. Borrower will use the proceeds of the Loans as provided in Section 1.3.2, and otherwise in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations D, T, U and X.

6.22.        Interest Rate Protection. Borrower shall enter into and maintain until payment in full of the Loans, one or more Rate Management Agreements, in form and substance (including, without limitation, the level thereof) reasonably acceptable to Bank and Borrower, protecting against fluctuations in interest rates, in an aggregate notional amount of at least one hundred percent (100%) of the outstanding principal balance under the Term Note. The principal purpose of any such Rate Management Agreements shall be to provide Borrower with protection from fluctuations and other changes in interest rates and not for speculative purposes.

6.23.        Controlled Deposit Account. Borrow shall maintain a daily balance in the Controlled Deposit Account of at least (a) Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times through February 10, 2015 and (b) One Million Dollars ($1,000,000) at all times thereafter.

6.24.        Real Property for Sale. Borrower shall pay to Bank at the closing of the sale of each Real Property for Sale, in cash or immediately available funds, an amount equal one hundred percent (100%) of the Net Proceeds received by Borrower for the sale of such Real Property for Sale. The Net Proceeds shall then be applied against the outstanding principal balance of the Time Note. If at the time of the closing on the sale of a Real Property for Sale, there is no outstanding principal or interest balance on the Time Note, and the net sale proceeds are greater than Five Hundred Thousand Dollars ($500,000.00), then Bank may require Borrower to pay to Bank, in cash or immediately available funds, an amount equal to one hundred percent (100%) of the net sale proceeds received by Borrower for the sale of such Real Property for Sale and such net sale proceeds shall be applied against the outstanding principal balance owed by Borrower to Bank under the Term Note.

6.25.        Morgan’s Restaurant Properties. Borrower shall dissolve Morgan’s Restaurant Properties within one hundred eighty (180) days after the date of this Agreement.

6.26.        McKeesport-Store 056. Within one hundred twenty (120) days after the date of this Agreement, Borrower shall sell the real property owned in fee simple by Borrower or a Guarantor located at 740 Lysle Boulevard, McKeesport, PA. If Borrower fails to sell the real property located at 740 Lysle Boulevard, McKeesport, PA within such one hundred twenty (120) day period, Borrower agrees to execute an Open-End Mortgage, Assignment of Rents and Leases and Security Agreement which will encumber such property as security for the repayment of the Loans.

6.27.      Remodel Agreement. If the Remodel Agreement is amended, modified or supplemented, the Borrower shall deliver to the Bank such amended, modified or supplemented Remodel Agreement within ten (10) days of amendment, modification, or supplementation.

Section 7.              Events of Default.

7.1.    Events of Default and Remedies. If one or more of the following events (herein individually, an “Event of Default” collectively, “Events of Default”) shall occur and be continuing:

7.1.1.     Borrower shall default in the payment when due of any principal of the Loans, and such default shall continue unremedied for a period of ten (10) days after notice thereof to any of Borrower by Bank; or

7.1.2.     Borrower shall default in the payment when due of interest on any Loan or any fee or other amount payable by it under any Credit Document, and such default shall continue unremedied for a period of ten (10) Banking Days after notice thereof to Borrower by Bank; or

7.1.3.     Any representation, warranty or certification made in any certificate, document or other written statement by Borrower furnished to Bank pursuant to the provisions thereof, shall prove to have been false or misleading as of the time made or deemed made in any material respect; or

7.1.4.     Borrower or a Guarantor shall default in the performance of any of its obligations under Sections 6.1.5, 6.1.6, 6.1.8, 6.3.1, 6.5 through 6.21 (inclusive); or Borrower or a Guarantor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty (30) days following the occurrence thereof (in the case of a default under any of Borrower’s obligations under Sections 6.1.1 or 6.1.2), or thirty (30) days after notice thereof to Borrower by Bank in any other case; or

7.1.5.     Borrower or a Guarantor shall default in the performance of any of its obligations under any of the Credit Documents (other than this Agreement) after giving effect to any applicable grace period; or

7.1.6.     Borrower shall default in the payment when due of principal of or interest on any of its other Debt aggregating One Hundred Fifty Thousand Dollars ($150,000) or more beyond the applicable grace period, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if, as a result of such event, the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) elect to accelerate or cause such Debt to become due prior to its stated maturity; or

7.1.7.     Borrower or a Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

7.1.8.     Borrower or a Guarantor shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under Bankruptcy Code (as now or hereafter in effect), (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (f) take any corporate action for the purpose of effecting any of the foregoing; or

7.1.9.     A proceeding or case shall be commenced, without the application or consent of Borrower or a Guarantor, in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or all or any substantial part of its assets, or (c) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against Borrower shall be entered in an insolvency case under Bankruptcy Code; or

7.1.10.   A final judgment or judgments for the payment of money in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate shall be rendered by a court or courts against Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Borrower shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

7.1.11.   Borrower shall default in the performance of any of its obligations with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall incur or in the opinion of Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of Bank, material in relation to the financial condition, operations, business or prospects taken as a whole of Borrower; or

7.1.12.    The Liens created by the Security Agreements or the Control Agreement shall at any time not constitute a valid and perfected Lien on the collateral described therein (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of Bank, free and clear of all other Liens (other than Permitted Liens), or any of the Security Documents shall at any time cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by Borrower; or

7.1.13.    The dissolution of Borrower or any Guarantor; or

7.1.14.    The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to Rate Management Transactions; or

7.1.15.    Borrower fails to comply with or to perform any term, obligation, covenant or condition contained in any Rate Management Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement between Borrower and Bank.

7.1.16.    James Pappas and Jefferson P. Gramm fail to beneficially own, on a combined basis, at least 75% of the shares of the Borrower currently held by them as set forth in Section 5.14.

7.1.17.    James Pappas is no longer a member of the board of directors of Borrower.

7.1.18.    Any executive officer of the Borrower is replaced; provided, however, that no Event of Default shall occur if the Borrower gives the Bank notification of the fact that an executive officer will be replaced at least two Banking Days prior to the actual replacement of the executive officer.

THEREUPON, (a) in the case of an Event of Default (other than an Event of Default referred to in Sections 7.1.8 or 7.1.9), Bank may, by notice to Borrower, declare the principal owing under and the accrued interest on the Loans, and all other amounts payable by Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Sections 2.5 and 3.5 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; and (b) in the case of the occurrence of an Event of Default referred to in Sections 7.1.8 or 7.1.9, the Loans and all other amounts payable by Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Sections 2.5 and 3.5 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 8.              Miscellaneous.

8.1.    Waiver. No failure on the part of Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by applicable law.

8.2.    Notices. Except as otherwise expressly provided herein, all notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by fax, cable or in writing and faxed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to the other party. Except as otherwise expressly provided herein, all such communications shall be deemed to have been duly given when transmitted by fax, delivered to the cable office or personally delivered or, in the case of a mail notice, upon receipt, in each case given or addressed as aforesaid.

8.3.    Expenses, Etc. Borrower agrees to pay or reimburse Bank for: (a) all reasonable out-of-pocket costs and expenses of Bank (including, without limitation, the reasonable fees and expenses of counsel to Bank, which such legal fees shall be supported by a detailed time analysis reflecting the identity of the working attorney or paralegal, its respective billing rates, the amount of time billed and a description of the activity undertaken), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the extensions of credit provided for hereby and (ii) any amendment, modification or waiver (whether made effective or proposed) of any of the terms of this Agreement or any of the other Credit Documents; (b) all costs and expenses of Bank (including reasonable counsel fees and disbursements) in connection with any Event of Default and any enforcement or collection proceeding resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental or revenue authority in respect of this Agreement or any of the other Credit Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or registration regarding such Loans.

8.4.   Survival. The obligation of Borrower under Section 8.3 hereof shall survive the repayment of the Loans and the termination for the Loan Commitments.

8.5.    Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of either provision of this Agreement.

8.6.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement or any other Credit Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof or thereof.

8.7.    Governing Law: Submission to Jurisdiction; Waiver of Jury Trial. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of Ohio. Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Ohio and of any Ohio state court sitting in Cleveland, Ohio for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Borrower and Bank hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

8.8.    Entire Agreement. The Credit Documents set forth the entire understanding between the parties concerning the subject matter thereof and incorporate all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of the Agreement other than those set forth in the Credit Documents. No representation or warranty has been made by or on behalf of either party to the Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into the Agreement or to abide by or consummate any transactions contemplated by any term of the Agreement, except representations and warranties, if any, expressly set forth or referred to in the Credit Documents. Nothing expressed or implied in any of the Credit Documents is intended or shall be construed to confer upon or give any Person other than the parties hereto and its successors or assigns, any rights or remedies under or by reason of the Credit Documents.

8.9.    Modification. No amendment, modification, termination, or waiver of any provision of the Credit Documents or any agreement or document contemplated herein, nor consent to any departure by Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

8.10.   Enforceability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.11.   [RESERVED]

8.12.   USA Patriot Act Notice. Bank subject to the USA Patriot Act hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the USA Patriot Act.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE HUNTINGTON NATIONAL BANK

By:	/s/ Scott E. Obers
Name:	Scott E. Obers
Its:	Vice President

Address for Notices:

41 South High Street
Columbus, OH 43215
Attention: Scott E. Obers
Telephone: 614.480.4734

Morgan’s Foods, Inc.

By:	/s/ James Ligouri
Name:	James Ligouri
Its:	James Ligouri

Address for Notices:

4829 Galaxy Parkway, Suite S
Cleveland, OH 44128

Loan Agreement Signature Page

Guarantors:

Morgan’s Tacos of Pennsylvania, Inc.		Morgan’s Restaurants of Ohio, Inc.

By:	/s/ James Ligouri	By:	/s/ James Ligouri
Name:	James Ligouri	Name:	James Ligouri
Its:	President and Chief Executive Officer	Its:	President and Chief Executive Officer

Morgan’s Restaurants of Pennsylvania, Inc.		Morgan’s Restaurants of West Virginia, Inc.

By:	/s/ James Ligouri	By:	/s/ James Ligouri
Name:	James Ligouri	Name:	James Ligouri
Its:	President and Chief Executive Officer	Its:	President and Chief Executive Officer

Morgan’s Foods of Missouri, Inc.		Morgan’s Restaurants of New York, Inc.

By:	/s/ James Ligouri	By:	/s/ James Ligouri
Name:	James Ligouri	Name:	James Ligouri
Its:	President and Chief Executive Officer	Its:	President and Chief Executive Officer

Loan Agreement Signature Page

EXHIBIT LIST

Exhibit 2.2	Term Note and Amortization Schedule
Exhibit 3.2	Time Note
Exhibit 6.1.1	Covenant Compliance Certificate

SCHEDULE LIST

Schedule 1.1A	Ground Leased Real Property
Schedule 1.1B	Owned Real Property
Schedule 1.1C	Real Property for Sale
Schedule 1.1D	Land and Building Real Property
Schedule 5.6	Approvals
Schedule 5.14	Company Equity Holders
Schedule 5.21	Franchise Agreements
Schedule 6.6	Permitted Liens
Schedule 6.7.4	Debt
Schedule 6.15	Transactions with Affiliates

EXHIBIT 2.2

TERM PROMISSORY NOTE

Cleveland, Ohio
$7,930,000.00	August 22, 2013

FOR VALUE RECEIVED, on or before August 10, 2016, MORGAN’S FOODS, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (the “Bank”), at the principal office of the Bank at 41 South High Street, Columbus, Ohio 43215, the principal sum of Seven Million Nine Hundred Thirty Thousand Dollars ($7,930,000.00), with interest as herein provided, in lawful money of the United States of America and in immediately available funds in the respective principal amounts and on the dates provided below.

Section 1.   Loan Agreement.  This Term Promissory Note (the “Term Note”) is the Term Note referred to in the Loan Agreement dated as of the date hereof (the “Agreement”) between the Borrower and the Bank, as the same may be amended, modified or supplemented from time to time, which Agreement, as amended, is incorporated by reference herein. All capitalized terms used in this Term Note shall have the same meanings as are assigned to such terms in the Agreement. This Term Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events.

Section 2.   Principal Payments.  The Borrower will pay to the Bank the full outstanding principal amount of this Term Note pursuant to the Amortization Schedule attached hereto as Exhibit A, on each Principal Payment Date provided, however, that principal may be required to be paid earlier pursuant to Section 6.24 of the Agreement. Principal amounts of this Term Note once repaid or prepaid may not be re-borrowed. Subject otherwise to the terms and conditions of the Agreement, the outstanding principal balance of this Term Note may be prepaid at any time, in whole or part, without premium or penalty.

Section 3.   Interest.  The outstanding principal balance of this Term Note shall bear interest at a rate per annum, equal to the LIBOR Interest Rate plus the Applicable Margin. Under no circumstances will the rate of interest applicable to this Term Note be more than the maximum rate allowed by applicable law.

This Term Promissory Note was executed on the date and year first set forth above.

MORGAN’S FOODS, INC.

By:	/s/ James Ligouri
Title:	James Ligouri
Its:	President and Chief Executive Officer

EXHIBIT A

AMORTIZATION SCHEDULE

Morgan's Foods, Inc. Amortization Schedule
Beg. Date	End Date	Month	Principal	Period End Principal Payment
8/27/2013	9/10/2013	1	7,930,000.00	66,113.34
9/10/2013	10/10/2013	2	7,863,886.66	66,413.06
10/10/2013	11/10/2013	3	7,797,473.60	66,714.13
11/10/2013	12/10/2013	4	7,730,759.47	67,016.57
12/10/2013	1/10/2014	5	7,663,742.90	67,320.37
1/10/2014	2/10/2014	6	7,596,422.53	67,625.56
2/10/2014	3/10/2014	7	7,528,796.97	67,932.13
3/10/2014	4/10/2014	8	7,460,864.84	68,240.09
4/10/2014	5/10/2014	9	7,392,624.75	68,549.44
5/10/2014	6/10/2014	10	7,324,075.31	68,860.20
6/10/2014	7/10/2014	11	7,255,215.11	69,172.37
7/10/2014	8/10/2014	12	7,186,042.74	69,485.95
8/10/2014	9/10/2014	13	7,116,556.79	69,800.95
9/10/2014	10/10/2014	14	7,046,755.84	70,117.38
10/10/2014	11/10/2014	15	6,976,638.46	70,435.25
11/10/2014	12/10/2014	16	6,906,203.21	70,754.55
12/10/2014	1/10/2015	17	6,835,448.66	71,075.31
1/10/2015	2/10/2015	18	6,764,373.35	71,397.52
2/10/2015	3/10/2015	19	6,692,975.83	71,721.18
3/10/2015	4/10/2015	20	6,621,254.65	72,046.32
4/10/2015	5/10/2015	21	6,549,208.33	72,372.93
5/10/2015	6/10/2015	22	6,476,835.40	72,701.02
6/10/2015	7/10/2015	23	6,404,134.38	73,030.60
7/10/2015	8/10/2015	24	6,331,103.78	73,361.67
8/10/2015	9/10/2015	25	6,257,742.11	73,694.24
9/10/2015	10/10/2015	26	6,184,047.87	74,028.32
10/10/2015	11/10/2015	27	6,110,019.55	74,363.92
11/10/2015	12/10/2015	28	6,035,655.63	74,701.04
12/10/2015	1/10/2016	29	5,960,954.59	75,039.68
1/10/2016	2/10/2016	30	5,885,914.91	75,379.86
2/10/2016	3/10/2016	31	5,810,535.05	75,721.58
3/10/2016	4/10/2016	32	5,734,813.47	76,064.85
4/10/2016	5/10/2016	33	5,658,748.62	76,409.68
5/10/2016	6/10/2016	34	5,582,338.94	76,756.07
6/10/2016	7/10/2016	35	5,505,582.87	77,104.03
7/10/2016	8/10/2016	36	5,428,478.84	5,428,478.84

EXHIBIT 3.2

TIME PROMISSORY NOTE

Cleveland, Ohio
$1,000,000.00	August 22, 2013

FOR VALUE RECEIVED, on or before February 10, 2015 (the “Maturity Date”), MORGAN’S FOODS, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (the “Bank”), at the principal office of the Bank at 41 South High Street, Columbus, Ohio 43215, the principal sum of One Million Dollars ($1,000,000.00), with interest as herein provided, in lawful money of the United States of America and in immediately available funds in the respective principal amounts and on the dates provided below.

Section 1.   Loan Agreement.  This Time Promissory Note (the “Time Note”) is the Time Note referred to in the Loan Agreement dated as of the date hereof (the “Agreement”), between the Borrower and the Bank, as the same may be amended, modified or supplemented from time to time, which Agreement, as amended, is incorporated by reference herein. All capitalized terms used in this Time Note shall have the same meanings as are assigned to such terms in the Agreement. This Time Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events.

Section 2.   Principal Payments.  The Borrower will pay to the Bank the full outstanding principal amount of this Time Note in a single lump-sum installment on the Maturity Date; provided however, that principal may be required to be paid earlier pursuant to Section 6.24 of the Agreement. Principal amounts of this Time Note once repaid or prepaid may not be re-borrowed. Subject otherwise to the terms and conditions of the Agreement, the outstanding principal balance of this Time Note may be prepaid at any time, in whole or part, without premium or penalty.

Section 3.   Interest.  The outstanding principal balance of this Time Note shall bear interest at a rate per annum, equal to the LIBOR Interest Rate plus the Applicable Margin. Under no circumstances will the rate of interest applicable to this Time Note be more than the maximum rate allowed by applicable law.

This Time Promissory Note was executed on the date and year first set forth above.

MORGAN’S FOODS, INC.

By:	/s/ James Ligouri
Title:	James Ligouri
Its:	President and Chief Executive Officer

EXHIBIT 6.1.1

COVENANT COMPLIANCE CERTIFICATE

SCHEDULE 1.1A

GROUND LEASED REAL PROPERTY

Store No.	Name	Street Address	Ground Lessee
MF1 006	Butler	212 New Castle Road, Butler, PA 16001	Morgan's Restaurants of Pennsylvania, Inc.
MF1 031	Latrobe	590 Latrobe Thirty Plaza, Latrobe, PA 15650	Morgan's Restaurants of Pennsylvania, Inc.
MF1 032	Belle Vernon	865 Rostraver Road, Belle Vernon, PA 15012	Morgan's Restaurants of Pennsylvania, Inc.
MF1 035	Greensburg	5299 Route 30, Greensburg, PA 15601	Morgan's Restaurants of Pennsylvania, Inc.
MF1 038	Buffalo Road	4410 Buffalo Road, Erie, PA 16510	Morgan's Restaurants of Pennsylvania, Inc.
MF1 063	Pinecreek	9797 McKnight Road, Pittsburgh, PA 15237	Morgan's Restaurants of Pennsylvania, Inc.
MF1 068	Monroeville	3770 Penn Highway, Monroeville, PA 15146	Morgan's Restaurants of Pennsylvania, Inc.
MF1 069	Baum Boulevard	4915 Baum Boulevard, Pittsburgh, PA 15213	Morgan's Restaurants of Pennsylvania, Inc.
MF1 074	Wilkinsburg	509 Penn Avenue, Pittsburgh, PA 15221	Morgan's Restaurants of Pennsylvania, Inc.
MF1 332	Manchester	101 S. Weidman Road, Manchester, MO 63011	Morgan's Foods of Missouri, Inc.
MF1 376	Edgewood	1603 Braddock Avenue, Edgewood, Pa 15218	Morgan's Restaurants of Pennsylvania, Inc.
MF1 380	Moraine Plaza	102 Moraine Pointe Plaza, Butler, PA 16001	Morgan's Restaurants of Pennsylvania, Inc.
MF1 381	Monaca	3948 Brodhead Road, Monaca, PA 15061	Morgan's Restaurants of Pennsylvania, Inc.
MF1 382	Elwood Road	2613 Ellwood Road, New Castle, PA 16101	Morgan's Restaurants of Pennsylvania, Inc.
MF1 384	Beaver Falls	2666 Constitution Boulevard, Beaver Falls, PA 15010	Morgan's Restaurants of Pennsylvania, Inc.
MF1 385	Kensington	2435 Freeport Road, Kensington, PA 15068	Morgan's Restaurants of Pennsylvania, Inc.
MF1 386	Water Works	825 Freeport Road, Pittsburgh, PA 15238	Morgan's Restaurants of Pennsylvania, Inc.

SCHEDULE 1.1B

OWNED REAL PROPERTY

Store No.	Name	Street Address	Fee Simple Owner
MF1 012	Belpre	2500 Washington Blvd., Belpre, OH 45714	Morgan’s Restaurants of Ohio, Inc.
MF1 322	Ferguson	219 N. Florissant, Ferguson, MO 63011	Morgan’s Foods of Missouri, Inc.
MF1 378	Gibsonia	100 Northtowne Square, Gibsonia, PA 15044	Morgan’s Restaurants of Pennsylvania, Inc.

SCHEDULE 1.1C

REAL PROPERTY FOR SALE

Store No.	Name	Street Address	Fee Simple Owner
MF1 331	Ballwin	Ballwin, MO	Morgan’s Foods of Missouri, Inc.
MF1 039	Warren	Warren, PA	Morgan’s Restaurants of Pennsylvania, Inc.
MFI 056	McKeesport	740 Lysle Blvd., Pittsburgh, PA	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 052	Bethel Park	1031 Paxton Drive, Bethel Park, PA 15102	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 060	Bridgeville	1098-A Washington Avenue, Bridgeville, PA 15017	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 090	Jamestown	Jamestown, NY	Morgan’s Restaurants of New York, Inc.

SCHEDULE 1.1D

LAND AND BUILDING REAL PROPERTY

Store No.	Name	Street Address	Lessee
MF1 001	Boardman East	6636 South Avenue, Youngstown, OH 44512	Morgan’s Restaurants of Ohio, Inc.
MF1 002	Calcutta	15644 St. Rt. 170, Calcutta, OH 43920	Morgan’s Restaurants of Ohio, Inc.
MF1 004	Belmont	3717 Belmont Avenue, Youngstown, OH 44505	Morgan’s Restaurants of Ohio, Inc.
MF1 007	Sharon	100 S. Hermitage Road, Hermitage, PA 16148	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 008	Austintown	4642 Mahoning Avenue, Youngstown, OH 44515	Morgan’s Restaurants of Ohio, Inc.
MF1 009	Ashtabula	3100 N. Ridge Road East, Ashtabula, OH 44004	Morgan’s Restaurants of Ohio, Inc.
MF1 014	Elm Rd	3445 Elm Road, Warren, OH 44483	Morgan’s Restaurants of Ohio, Inc.
MF1 015	Allison Pk	4673 William Flynn Highway, Allison Park, PA 15101	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 016	Alliance	825 East State Street, Alliance, OH 44601	Morgan’s Restaurants of Ohio, Inc.
MF1 017	Marietta	401 Greene Street, Marietta, OH 45750	Morgan’s Restaurants of Ohio, Inc.
MF1 023	Salem	156 North Lincoln Avenue, Salem, OH 44460	Morgan’s Restaurants of Ohio, Inc.
MF1 025	Weirton	4015 Main Street, Weirton, WV 26062	Morgan’s Restaurants of West Virginia, Inc.
MF1 028	Steubenville	4187 Sunset Boulevard, Steubenville, OH 43952	Morgan’s Restaurants of Ohio, Inc.
MF1 030	Irwin	9390 Route 30, Irwin, PA 15642	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 033	Canonsburg	109 Cavasina Drive, Canonsburg, PA 15317	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 036	12th Street	2656 W. 12th Street, Erie, PA 16505	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 041	Murrysville	4400 William Penn Highway, Murrysville, PA 15668	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 042	Niles	5684 Warren-Youngstown Road, Niles, OH 44446	Morgan’s Restaurants of Ohio, Inc.
MF1 044	Peach	5933 Peach Street, Erie, PA 16509	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 045	Parade	1116 Parade Street, Erie, PA 16503	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 048	Cornersburg	3299 Canfield Road, Youngstown, OH 44511	Morgan’s Restaurants of Ohio, Inc.
MF1 050	Coraopolis	6901 University Boulevard, Moon Township, PA 15108	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 051	Whitehall	5130 Clairton Boulevard, Pittsburgh, PA 15236	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 053	Carrick	1100 Brownsville Road, Pittsburgh, PA 15210	Morgan’s Restaurants of Pennsylvania, Inc.

Store No.	Name	Street Address	Lessee

MF1 055	Homestead	222 West 8th Avenue, Homestead, PA 15120	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 059	Bellevue	4306 Ohio River Boulevard, Pittsburgh, PA 15202	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 061	Harmarville	1 Landings Drive, Pittsburgh, PA 15238	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 064	Rt. 60 / Robinson	6190 Steubenville Pike, McKeesrock, PA 15136	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 065	West View	804 W. View Park Drive, West View, PA 15229	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 066	Braddock Hills	278 Yost Boulevard, Pittsburgh, PA 15221	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 073	Penn Hills	210 Rodi Road, Pittsburgh, PA 15235	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 075	Wilmington Rd	2407 Wilmington Road, New Castle, PA 16105	Morgan’s Restaurants of Pennsylvania, Inc.
MF1 091	Lakewood	270 E. Fairmount Avenue, Lakewood, NY 14750	Morgan’s Restaurants of New York, Inc.
MF1 305	S Grand	3517 South Grand, St. Louis, MO 63118	Morgan’s Foods of Missouri, Inc.
MF1 310	Granite City	1510 Johnson Road, Granite City, IL 62040	Morgan’s Foods of Missouri, Inc.
MF1 315	Delmar	5020 Delmar, St. Louis, MO 63108	Morgan’s Foods of Missouri, Inc.
MF1 318	Page	10557 Page, St. Louis, MO 63132	Morgan’s Foods of Missouri, Inc.
MF1 324	Farmington	Highway 32, Route 67, Farmington, MO 63640	Morgan’s Foods of Missouri, Inc.
MF1 325	Leadington	# 3 Chat Road, Leadington, MO 63601	Morgan’s Foods of Missouri, Inc.
MF1 350	7th Street Parkersburg	930 Seventh Street, Parkersburg, WV 26101	Morgan’s Restaurants of West Virginia, Inc.
MF1 351	Benwood	207 Marshall Street, Benwood, WV 26031	Morgan’s Restaurants of West Virginia, Inc.
MF1 352	Moundsville	122 N. Lafayette Avenue, Moundsville, WV 26041	Morgan’s Restaurants of West Virginia, Inc.
MF1 353	New Martinsville	210 N. State Route 2, New Martinsville, WV 26041	Morgan’s Restaurants of West Virginia, Inc.
MF1 354	Traffic Circle	2604 Ohio Avenue, Parkersburg, WV 26101	Morgan’s Restaurants of West Virginia, Inc.
MF1 355	Washington	120 Murtland Avenue, Washington, PA 15301	Morgan’s Tacos of Pennsylvania, Inc.
MF1 356	Wheeling	120 Zane Street, Wheeling, WV 26003	Morgan’s Restaurants of West Virginia, Inc.
MF1 379	Kittanning	14 Hilltop Plaza, Kittanning, PA 16201	Morgan’s Tacos of Pennsylvania, Inc.

SCHEDULE 5.6

APPROVALS

The Leasehold Mortgages in favor of the Bank may require consents from the lessors of the Ground Leased Real Property.

SCHEDULE 5.14

COMPANY EQUITY HOLDERS

Name:	Shares:
Jefferson Gramm	1,052,250

James Pappas	486,972

SCHEDULE 5.21

FRANCHISE AGREEMENTS

Kentucky Fried Chicken Franchise Agreements with KFC Corporation:

Store No.	City	State	Date	Franchisee	Amendments
001	Youngstown	OH	September 9, 1998	Morgan’s Restaurants of Ohio, Inc.
002	Calcutta	OH	May 4, 1999	Morgan’s Restaurants of Ohio, Inc.
004	Belmont	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.	as amended by First Amendment to Early Renewal Agreement dated June 6, 2008, as further amended by Address Amendment dated November 5, 2008.
006	Butler	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
007	Hermitage	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.	as amended by Address Amendment dated January 23, 2008
008	Austintown	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.	as amended by Address Amendment dated July 29, 1999
009	Astabula	OH	July 24, 1998	Morgan’s Restaurants of Ohio, Inc.	as amended by Second Amendment dated March 20, 2009
012	Belpre	OH	July 13, 1999	Morgan’s Restaurants of Ohio, Inc.
014	Warren	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.
015	Allison Park	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
016	Alliance	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.
017	Marietta	OH	July 13, 1999	Morgan’s Restaurants of Ohio, Inc.
023	Salem	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.
025	Weirton	WV	June 13, 1997	Morgan’s Restaurants of West Virginia, Inc. (f/k/a Morgan’s Weirton Foods, Inc.)
028	Steubenville	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.	as amended by Address Amendment dated August 27, 1997

Store No.	City	State	Date	Franchisee	Amendments

030	Irwin	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
031	Latrobe	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
032	Belle Vernon	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
033	Canonsburg	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.	as amended by Amendment to Franchise Agreement dated ________, 1997.
034	Waynesburg	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
035	Greensburg	PA	July 11, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
036	Erie (12th. St.)	PA	July 28, 1997	GRNN, Inc.	as assumed by Morgan’s Restaurants of Pennsylvania, Inc. pursuant to Assignment of Franchise and Release dated July 24, 1998.
038	Erie (Buffalo Rd.)	PA	July 28, 1997	GRNN, Inc.	[as assumed by Morgan’s Restaurants of Pennsylvania, Inc. pursuant to Assignment of Franchise and Release dated July 24, 1998.]
041	Murrysville	PA	June 13, 1997	Morgan’s Restaurants of Pennsylvania, Inc.
042	Niles	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.
044	Erie	PA	November 6, 1997	Willomel, Inc.	as assumed by Morgan’s Restaurants of Pennsylvania pursuant to Assignment of Franchise and Release dated [August 13, 1999]; amended by Address Amendment dated August 31, 1999
045	Erie	PA	September 23, 1997	Willett, Inc.	as assumed by Morgan’s Restaurants of Pennsylvania pursuant to Assignment of Franchise and Release dated [August 13, 1999]
048	Youngstown	OH	June 13, 1997	Morgan’s Restaurants of Ohio, Inc.
050	Coraopolis	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.	as amended by Address Amendment dated March 27, 2008.

Store No.	City	State	Date	Franchisee	Amendments

051	Pittsburgh	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
052	Bethel Park	PA	October 21, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
053	Pittsburgh	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
055	Homestead	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
056	McKeesport (Lysle Blvd.)	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
058	McKeesport (Olympia Ctr.)	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
059	Bellevue	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
060	Bridgeville	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
061	Harmarville	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
062	Crafton	PA	December 7, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
063	Pittsburgh	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
064	McKees Rocks	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
065	West View	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
066	Pittsburgh	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
068	Monroeville	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.

Store No.	City	State	Date	Franchisee	Amendments

069	Pittsburgh	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
073	Pittsburgh	PA	August 10, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
074	Wilkinsburg	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
075	New Castle	PA		[Morgan’s Restaurants of Pennsylvania, Inc.]
091	Lakewood	NY	September 24, 1999	Morgan’s Restaurants of New York, Inc.
305	St. Louis	MO	June 11, 1997	Morgan’s Foods of Missouri, Inc.
310	Granite City	IL	June 11, 1997	Morgan’s Foods of Missouri, Inc.
315	St. Louis	MO	June 11, 1997	Morgan’s Foods of Missouri, Inc.
318	St. Louis	MO	June 11, 1997	Morgan’s Foods of Missouri, Inc.
322	Ferguson	MO	June 16, 1997	Reitzel-Ross Enterprises, Inc.	as assumed by Morgan’s Foods of Missouri, Inc. pursuant to Assignment of Franchise and Release dated September 15, 1998
324	Farmington	MO	July 13, 1999	Morgan’s Foods of Missouri, Inc.	as amended by Address Amendment dated May 6, 2009
325	Flat River	MO	July 13, 1999	Morgan’s Foods of Missouri, Inc.
332	Manchester	MO	September 7, 1999	Morgan’s Foods of Missouri, Inc.
350	Parkersburg	WV	July 13, 1999	Morgan’s Restaurants of West Virginia, Inc.
351	Benwood	WV	July 13, 1999	Morgan’s Restaurants of West Virginia, Inc.
352	Moundsville	WV	July 13, 1999	Morgan’s Restaurants of West Virginia, Inc.
353	New Martinsville	WV	December 7, 1999	Morgan’s Restaurants of West Virginia, Inc.

Store No.	City	State	Date	Franchisee	Amendments

354	Parkersburg	WV	July 13, 1999	Morgan’s Restaurants of West Virginia, Inc.
355	Washington	PA	July 13, 1999	Morgan’s Restaurants of Pennsylvania, Inc.
356	Wheeling	WV	July 13, 1999	Morgan’s Restaurants of West Virginia, Inc.
379	Kittanning	PA	December 7, 1999	Morgan’s Restaurants of Pennsylvania, Inc.

Master License Agreement with Pizza Hut, Inc.:

Store No.	City	State	Date	Franchisee	Amendments
380	Butler	PA	March 22, 2011	Morgan’s Tacos of Pennsylvania, Inc.	as listed on Schedule 10-01 to Master License Agreement
381	Monaca	PA	March 22, 2011	Morgan’s Tacos of Pennsylvania, Inc.	as listed on Schedule 10-02 to Master License Agreement
386	Pittsburgh	PA	March 22, 2011	Morgan’s Tacos of Pennsylvania, Inc.

Taco Bell Corp. Franchise Agreements:

Store No.	City	State	Date	Franchisee	Amendments
063	Pittsburgh	PA	July 5, 2006	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated September 5, 2006.
064	McKees Rocks	PA	July 6, 2006	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated July 21, 2006.
075	New Castle	PA	August 2, 2007	Morgan’s Foods, Inc.
091	Lakewood	NY		Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated April 27, 2000.

Store No.	City	State	Date	Franchisee	Amendments

351	Benwood	WV	January 9, 2007	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated January 26, 2007.
353	New Martinsville	WV	November 15, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated December 6, 1999.
376	Edgewood	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
378	Gibsonia	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
379	Kittanning	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
380	Butler	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
381	Monaca	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
382	New Castle	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
384	Beaver Falls	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
385	Kensington	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.

Store No.	City	State	Date	Franchisee	Amendments

386	Pittsburgh	PA	July 14, 1999	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated November 22, 1999.
063	Pittsburgh	PA	July 5, 2006	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated September 5, 2006.
064	McKees Rocks	PA	July 7, 2006	Morgan’s Foods, Inc.	as assumed by Morgan’s Tacos of Pennsylvania, Inc. pursuant to Assignment dated July 21, 2006.

KFC / Pizza Hut / Taco Bell Multi-Brand Unit Agreement with KFC Corporation and Taco Bell Corp.:

Store No.	City	State	Date	Franchisee	Amendments
075	New Castle	PA	October 23, 2007	Morgan’s Restaurants of Pennsylvania, Inc.

SCHEDULE 6.6

PERMITTED LIENS

Morgan’s Restaurants of Pennsylvania, Inc.
File Type	File Number	File Date	Debtors	Secured Party
Original	2007122604700	12/24/2007	MORGAN’S RESTAURANTS OF PENNSYLVANIA, INC.4829 GALAXY PARKWAY, SUITE SCLEVELAND OH 44128	AIG COMMERCIAL EQUIPMENT FINANCE, INC.5700 GRANITE PARKWAY, SUITE 850PLANO TX 75024
Amd/Coll	2008010701690	01/07/2008
Continuation	2012110602676	11/06/2012

Schedule 6.7.4

DEBT

Note payable by Morgan’s Restaurants of Pennsylvania, Inc. to AIG Commercial Equipment Finance, Inc. in the remaining principal balance of approximately $80,000 maturing February 1, 2015 (secured by equipment located at Stores 075 and 007).

SCHEDULE 6.15

TRANSACTIONS WITH AFFILIATES

None.